Exhibit 99.1

1347 PROPERTY INSURANCE HOLDINGS, INC. ANNOUNCES

2014 THIRD QUARTER FINANCIAL RESULTS

Tampa, FL – November 12, 2014 – 1347 Property Insurance Holdings, Inc. (NASDAQ:PIH) (“PIH” or “the Company”), a property and casualty insurance holding company offering homeowners’ and dwelling insurance to individuals in Louisiana through its wholly-owned subsidiary, Maison Insurance Company (“Maison”), today announced financial results for its third quarter and nine months ended September 30, 2014.

Third Quarter 2014 Financial and Operating Highlights

(unless noted all financial comparisons are to the prior-year quarter)

•	PIH earned net income of approximately $632,000, or $0.10 per diluted share, compared to a net income of $53,000, or $0.05 per diluted share
•	Direct premiums written were $8.5 million, representing a 63.2% increase over the $5.2 million reported in the prior year quarter
•	In-force policy count at September 30, 2014 increased 58.3% to 18,200 from 11,500 at December 31, 2013
•	Net premiums earned increased 434.0% to $4.4 million
•	Pre-tax underwriting profits were $943,000
•	The Company's combined ratio was 78.7%; compared with 118.1%
•	Tangible book value per share of $7.74 at September 30, 2014

2014 Year to Date Financial and Operating Highlights

(unless noted all financial comparisons are to the prior-year period)

•	PIH earned a net income of approximately $3.0 million, or $0.63 per diluted share, compared to a net loss of $1.4 million, or a loss of $1.44 per diluted share
•	Direct premiums written were $17.7 million, representing a 196.3% increase over the $6.0 million reported in the prior year period
•	Net premiums earned increased 444.7% to $13.3 million from $2.4 million in the prior year period
•	Pre-tax underwriting profits were $4.2 million
•	The Company’s combined ratio was 68.7% for nine months ended September 30, 2014, compared with 192.9% for the prior year period

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Management Comments

Douglas N. Raucy, Chief Executive Officer, stated, “We are pleased to report another strong quarter for our Company which marks our fifth consecutive profitable quarter. We continue to expand operations in Louisiana organically through a dedicated group of independent agents. We saw a substantial increase in written premiums through this channel, which represented 75.4% of total direct written premiums during the quarter. Our experienced underwriting practices and favorable weather conditions allowed us to achieve a combined ratio of 78.7% for the quarter and a significant increase in profitability compared to prior year quarter. As we expand the business and operational efficiencies continue to develop, we expect our expense ratio will continue to gradually decrease and enhance our profit potential.”

Future Business Expansion

In October 2014, the Company withdrew its application to obtain a certificate of authority from the Florida Office of Insurance Regulation. The Company continues to focus on other markets, mainly coastal markets, for immediate expansion. The Company believes these markets offer strong opportunities for growth and capital deployment.

Mr. Raucy continued, “We continue to re-evaluate Florida with respect to both the form and the timing of our participation in this important market. We also believe that immediate opportunities, including continued strong growth in Louisiana and our initiatives underway in other coastal markets, currently demand our focus and use of capital and resources. We fully expect to have our existing capital deployed by the end of 2015.”

NON-U.S. GAAP FINANCIAL MEASURES

We assess our results of operations using certain non-U.S. GAAP financial measures, in addition to U.S. GAAP financial measures. These non-U.S. GAAP financial measures are defined below. We believe these non-U.S. GAAP financial measures provide useful information to investors and others in understanding and evaluating our operating performance in the same manner as management does.

The non-U.S. GAAP financial measures should be considered in addition to, and not as a substitute for or superior to, any financial measures prepared in accordance with U.S. GAAP. Our non-U.S. GAAP financial measures may be defined differently from time to time and may be defined differently than similar terms used by other companies, and accordingly, care should be exercised in understanding how we define our non-U.S. GAAP financial measures.

Underwriting Ratios

The Company analyzes performance based on underwriting ratios such as loss ratio, expense ratio and combined ratio. The loss ratio is derived by dividing the amount of net losses and loss adjustment expenses by net premiums earned. The expense ratio is derived by dividing the sum of amortization of deferred policy acquisition costs and general and administrative expenses by net premiums earned. All items included in the loss and expense ratios are presented in the Company’s U.S. GAAP financial statements. The combined ratio is the sum of the loss ratio and the expense ratio. A combined ratio below 100% demonstrates underwriting profit whereas a combined ratio over 100% demonstrates an underwriting loss.

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	For the quarters ended
	September 30, 2014	September 30, 2013
Components of Combined Ratio
Loss ratio (1)	21.3%	18.1%
Expense ratio (2)	57.4%	100.0%
Combined Ratio	78.7%	118.1%

(1) Derived by dividing net losses and loss adjustment expenses of approximately $944,000 by net premiums earned of approximately $4,427,000 for the quarter ended September 30, 2014, and by dividing net losses and loss adjustment expenses of $150,000 by net premiums earned of $829,000 for the quarter ended September 30, 2013.

(2) Derived by dividing the sum of amortization of deferred policy acquisition costs of $1,111,000 and general and administrative expenses of $1,429,000 by net premiums earned of $4,427,000 for the quarter ended September 30, 2014, and by dividing the sum of amortization of deferred policy acquisition costs of $312,000 and general and administrative expenses of $517,000 by net premiums earned of $829,000 for the quarter ended September 30, 2013.

Pre-Tax Underwriting Profit

This is derived by subtracting the sum of total expenses, which includes net losses and loss adjustment expenses, amortization of deferred policy acquisition costs, and general administrative expenses, from net premiums earned.

About 1347 Property Insurance Holdings, Inc.

1347 Property Insurance Holdings, Inc. is a property and casualty insurance holding company incorporated in Delaware. In December 2012, the Company began providing property and casualty insurance to individuals in Louisiana through its wholly-owned subsidiary Maison Insurance Company. The Company’s insurance offerings currently include homeowners’ insurance, manufactured home insurance and dwelling fire insurance.

Forward Looking Statements

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are not historical facts, and involve risks and uncertainties that could cause actual results to differ materially from those expected and projected. Words such as "expects", "believes", "anticipates", "intends", "estimates", "seeks" and variations and similar words and expressions are intended to identify such forward-looking statements. Such forward-looking statements relate to future events or future performance, but reflect Company management's current beliefs, based on information currently available. A number of factors could cause actual events, performance or results to differ materially from the events, performance and results discussed in the forward-looking statements.  For information identifying important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, please refer to the section entitled "Risk Factors" in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2014.  Except as expressly required by applicable securities law, the Company disclaims any intention or obligation to update or revise any forward looking statements whether as a result of new information, future events or otherwise.

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Additional Information

Additional information about 1347 Property Insurance Holding, Inc., including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, can be found at the U.S. Securities and Exchange Commission's website at www.sec.gov, or at PIH’s corporate website: www.1347pih.com.

CONTACT: -OR- INVESTOR RELATIONS:

1347 Property Insurance Holdings, Inc. The Equity Group Inc.

Douglas N. Raucy Forrest Hunt

Chief Executive Officer Associate

(813) 579-6210 / draucy@maisonins.com (212)836-9610/fhunt@equityny.com

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Consolidated Statements of Operations and Comprehensive Income (Loss)

(in thousands, except per share data) (Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Revenues:
Net premiums earned	$4,427	$829	$13,281	$2,438
Net investment income	48	193	76	47
Other income	61	39	181	45
Total revenues	4,536	1,061	13,538	2,530
Expenses:
Net losses and loss adjustment expenses	944	150	2,503	2,639
Amortization of deferred policy acquisition costs	1,111	312	3,054	704
General and administrative expenses	1,429	517	3,568	1,361
Total expenses	3,484	979	9,125	4,704
Income (loss) before income tax expense (benefit)	1,052	82	4,413	(2,174)
Income tax expense (benefit)	420	29	1,462	(738)
Net income (loss)	632	53	2,951	(1,436)
Less: Beneficial conversion feature on convertible preferred shares	—	—	500	—
Net income (loss) attributable to common shareholders	$632	$53	$2,451	$(1,436)
Earnings (loss) per share – net income (loss) attributable to common shareholders:
Basic:	$0.10	$0.05	$0.64	$(1.44)
Diluted:	$0.10	$0.05	$0.63	$(1.44)
Weighted average shares outstanding (in '000s):
Basic:	6,358	1,000	3,832	1,000
Diluted:	6,433	1,000	3,888	1,000

Consolidated Statements of Comprehensive Income (Loss)

Net income (loss)	$632	$53	$2,951	$(1,436)
Other comprehensive loss, net of taxes(1):
Unrealized losses on fixed income securities:
Unrealized losses arising during the period	(21)	—	(11)	—
Other comprehensive loss	(21)	—	(11)	—
Comprehensive income (loss)	$611	$53	$2,940	$(1,436)
1) Net of income tax expense of $11 and $0 for the three months ended September 30, 2014 and September 30, 2013, respectively ($5 and $0 year to date, respectively).

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Consolidated Balance Sheets

(in thousands, except per share data)

	September 30, 2014	December 31, 2013
	(unaudited)
Assets
Investments:
Fixed income securities, at fair value (amortized cost of $7,258 and $301, respectively)	$7,241	$301
Short-term investments, at cost which approximates fair value	201	100
Total investments	7,442	401
Cash and cash equivalents	54,529	15,007
Premiums receivable, net of allowance for doubtful accounts of $2 and $0, respectively	1,707	3,805
Ceded unearned premiums	1,608	1,126
Deferred policy acquisition costs	2,886	1,925
Net deferred income taxes	395	571
Other assets	491	343
Total Assets	$69,058	$23,178
Liabilities and Shareholders' Equity

Liabilities:
Loss and loss adjustment expense reserves	$662	$354
Unearned premium reserves	15,902	11,004
Ceded reinsurance premiums payable	—	50
Agent commissions payable	397	254
Premiums collected in advance	909	213
Payable to related party	193	2,668
Current income taxes payable	287	—
Accrued expenses and other liabilities	1,508	753
Total Liabilities	$19,858	$15,296
Shareholders' Equity:
Preferred stock, $25.00 par value; 1,000 shares authorized; zero issued and outstanding at September 30, 2014 and December 31, 2013, respectively	$—	$—
Common stock, $0.001 par value; 10,000 shares authorized; 6,358 and 1,000 issued and outstanding at September 30, 2014 and December 31, 2013, respectively	6	1
Additional paid-in capital	47,622	8,749
Retained earnings (accumulated deficit)	1,583	(868)
Accumulated other comprehensive loss	(11)	—
Total Shareholders' Equity	49,200	7,882
Total Liabilities and Shareholders' Equity	$69,058	$23,178